News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2018 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2017.

The Company reported net income of $329,000 for the three months ended December 31, 2017, compared to net income of $347,000 for the three months ended December 31, 2016.

Pre-tax earnings increased 52% to $893,000 for the three months ended December 31, 2017 from $587,000 for the three months ended December 31, 2016. Net income declined year-over-year due to higher income tax expense from the Company’s write-down of its deferred tax asset resulting from the lower corporate tax rate imposed by the Tax Cuts and Jobs Act that was enacted on December 22, 2017.

Basic and diluted earnings per share were $0.06 for both the three months ended December 31, 2017 and the three months ended December 31, 2016.

“We are pleased to start our new fiscal year off with strong results,” stated John Fitzgerald, President and Chief Executive Officer.  “Total non-performing assets declined 10% on a linked quarter basis, and our net interest margin increased 14 basis points to 3.44% for the quarter ended December 31, 2017 from 3.30% for the quarter ended December 31, 2016. Smart loan growth combined with the Federal Reserve’s interest rate hikes in 2017 resulted in a significant increase in our pre-tax earnings for this quarter. As we look ahead to the rest of the fiscal year, we expect the combination of prudent loan growth, further improvement in our balance sheet and the lower corporate tax rate to continue our positive earnings momentum.

Results of Operations

Net income decreased $18,000, or 5.2%, during the three-month period ended December 31, 2017 compared with the three-month period ended December 31, 2016, due to higher income tax expense resulting from the Tax Cuts and Jobs Act (the “Act”) signed into law on December 22, 2017. The Act lowered the Company’s Federal tax rate from 34% to 21%. In accordance with generally accepted accounting principles, the Company revalued its net deferred tax assets using the lower income tax rate, resulting in a write-down of $306,000. The write-down offset a 52%, or $306,000, increase in the Company’s pre-tax earnings, which resulted from higher net interest and dividend income.

The Company’s net interest and dividend income increased $346,000, or 7.7%, to $4.8 million for the quarter ended December 31, 2017 from $4.5 million for the quarter ended December 31, 2016. The Company’s net interest margin increased 14 basis points to 3.44% for the quarter ended December 31, 2017 compared to 3.30% for the quarter ended December 31, 2016.

The yield on the Company’s interest-earning assets increased 21 basis points to 4.19% for the three months ended December 31, 2017 from 3.98% for the three months ended December 31, 2016 due to higher average balances of loans receivable, net of allowance for loan losses, which increased $13.3 million between periods and higher yields on loans receivable, which increased 25 basis points to 4.57% for the three months ended December 31, 2017 from 4.32% for the three months ended December 31, 2016. Contributing to the higher yield on loans were three non-performing loans that paid-off during the quarter, which included the receipt of $81,000 in non-accrued interest. The cost of interest-bearing liabilities increased 10 basis points to 0.94% for the three months ended December 31, 2017 from 0.84% for the three months ended December 31, 2016 due to higher market interest rates.

Interest and dividend income increased $481,000, or 8.9%, to $5.9 million for the three months ended December 31, 2017 from $5.4 million for the three months ended December 31, 2016. The increase was attributable to higher average balances of interest-earning assets, which increased $19.1 million, or 3.5%, and a higher yield on interest-earning assets, which increased 21 basis points to 4.19% for the quarter ended December 31, 2017 compared with the prior year period.

Interest expense increased $135,000, or 14.7%, to $1.1 million for the three months ended December 31, 2017 from $921,000 for the three months ended December 31, 2016. The average balance of interest-bearing liabilities increased $9.3 million, or 2.1%, between the two periods, while the cost of such liabilities increased 10 basis points to 0.94% for the quarter ended December 31, 2017 compared with the prior year period.

The Company’s provision for loan losses was $250,000 for the three months ended December 31, 2017 compared to $330,000 for the three months ended December 31, 2016. Net charge-offs were $188,000 for the three months ended December 31, 2017 compared to a net charge-offs of $216,000 for the three months ended December 31, 2016.

During the three months ended December 31, 2017, the Bank reduced the carrying balance on three loans totaling $420,000 by $297,000 to the estimated fair value of collateral, net of estimated disposition costs, securing the loans. Offsetting these charge-offs were five partial recoveries of loans previously charged-off totaling $109,000 during the quarter.

Non-interest income increased $183,000, or 39.4%, to $648,000 during the three months ended December 31, 2017 compared to $465,000 for the three months ended December 31, 2016. The increase in non-interest income was attributable to higher gains from the sales of assets. Gains from the sales of loans increased $100,000 while gains on the sale of investment securities increased $107,000.

Non-interest expenses increased $303,000, or 7.5%, to $4.3 million during the three months ended December 31, 2017. Compensation and employee benefit expenses increased $136,000 between the quarterly periods due to the opening of the Bank’s seventh branch location in June of 2017 as well as annual merit increases for employees. The opening of the Bank’s Edison branch also contributed to an $85,000 increase in other expenses between periods. Finally, other real estate owned (“OREO”) expenses increased $53,000 between the quarterly periods due to higher valuation allowances on properties under contract of sale at December 31, 2017.

The Company recorded tax expense of $564,000 on pre-tax income of $893,000 for the three months ended December 31, 2017, compared to $240,000 on pre-tax income of $587,000 for the three months ended December 31, 2016. Income tax expense increased from higher pre-tax earnings as well a one-time $306,000 reduction in the Company’s net deferred tax assets resulting from the impact of the Tax Cuts and Jobs Act.

Balance Sheet Comparison

Total assets decreased $6.3 million, or 1.0%, to $596.8 million during the three months ended December 31, 2017. The quarterly decrease was attributable to lower interest earning deposits with banks and investments, offset by higher loans receivable.

Cash and interest earning deposits with banks decreased $7.5 million, or 33.7% to $14.8 million at December 31, 2017 from $22.3 million at September 31, 2017 due to net deposit outflows and an increase in loans receivable during the three months ended December 31, 2017.

At December 31, 2017, investment securities totaled $57.6 million, reflecting a decrease of $5.6 million, or 8.9%, from September 30, 2017. The Company sold twenty-three U.S. government-sponsored enterprise mortgage-backed securities totaling $3.3 million and received payments from mortgage-backed securities totaling $2.3 million during the 2017 quarter. There were no purchases during the three months ended December 31, 2017. Investment securities at December 31, 2017 consisted of $47.2 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $6.9 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $478,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2017.

Total loans receivable increased $7.6 million during the three months ended December 31, 2017 to $481.6 million and were comprised of $210.1 million (43.6%) in commercial real estate loans, $175.5 million (36.4%) in 1-4 family residential mortgage loans, $46.6 million (9.7%) in commercial business loans, $22.8 million (4.7%) in construction loans, $20.6 million (4.3%) in home equity lines of credit, and $6.0 million (1.3%) in other loans. Expansion of the portfolio during the quarter ended December 31, 2017 occurred in commercial business loans, which increased $5.5 million, commercial real estate loans, which increased $3.0 million, and home equity lines of credit, which increased $2.1 million.

Total non-performing loans decreased by $1.0 million, or 44.2%, to $1.3 million at December 31, 2017 from $2.4 million at September 30, 2017. The ratio of non-performing loans to total loans declined to 0.27% at December 31, 2017 from 0.50% at September 30, 2017.

Included in the non-performing loan totals were four residential mortgage loans totaling $911,000, two commercial loans totaling $214,000, and one home equity loan totaling $192,000.

The allowance for loan loss increased by $62,000 during the three months ended December 31, 2017 to $3,537,000. The increase was attributable to growth in total loans receivable during the quarter.

The allowance for loan losses as a percentage of non-performing loans increased to 268.8% at December 31, 2017 from 147.4% at September 30, 2017. Our allowance for loan losses as a percentage of total loans was 0.73% at December 31, 2017 and September 30, 2017. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned decreased $312,000, or 2.8%, to $10.7 million during the quarter ended December 31, 2017. The decrease was due to two sales totaling $309,000 and valuation allowances totaling $157,000 recorded for properties under contract of sale. Partially offsetting the decline were investment and acquisitions costs totaling $167,000. The Company is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset maintenance costs and selling the properties.

Total deposits decreased $7.7 million, or 1.5%, to $507.5 million during the three months ended December 31, 2017. The outflow in deposits occurred in certificates of deposit (including individual retirement accounts) which decreased $4.7 million, or 3.7%, to $123.4 million and savings accounts which decreased $4.6 million, or 4.3%, to $102.7 million. Partially offsetting these decreases were non-interest checking accounts which increased $779,000, or 0.8%, to $99.5 million, interest-bearing checking accounts which increased $510,000, or 1.2%, to $44.1 million, and money market accounts, which increased $264,000, or 0.2%, to $137.8 million.

The Company held $10.3 million in brokered certificates of deposit at December 31, 2017 and September 30, 2017.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase were $31.9 million at December 31, 2017 and September 30, 2017.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2017. Through December 31, 2017, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.56 at December 31, 2017 from $8.50 at September 30, 2017. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2017	2016

Income Statement Data:
Interest and dividend income	$5,888	$5,407
Interest expense	1,056	921
Net interest and dividend income	4,832	4,486
Provision for loan losses	250	330
Net interest and dividend income after
provision for loan losses	4,582	4,156
Non-interest income	648	465
Non-interest expense	4,337	4,034
Income before income tax expense	893	587
Income tax expense	564	240
Net income	$329	$347

Per Share Data:
Basic earnings per share	$0.06	$0.06
Diluted earnings per share	$0.06	$0.06
Book value per share, at period end	$8.56	$8.23

Selected Ratios (annualized):
Return on average assets	0.22%	0.24%
Return on average equity	2.64%	2.89%
Net interest margin	3.44%	3.30%

	December 31,	September 30,
	2017	2017
Balance Sheet Data:
Assets	$596,760	$603,044
Loans receivable	481,738	474,168
Allowance for loan losses	3,537	3,475
Investment securities - available for sale, at fair value	23,071	11,815
Investment securities - held to maturity, at cost	34,510	51,368
Deposits	507,454	515,201
Borrowings	31,905	31,905
Shareholders' Equity	49,844	49,457

Asset Quality Data:
Non-performing loans	$1,316	$2,358
Other real estate owned	10,744	11,056
Total non-performing assets	12,060	13,414
Allowance for loan losses to non-performing loans	268.77%	147.37%
Allowance for loan losses to total loans receivable	0.73%	0.73%
Non-performing loans to total loans receivable	0.27%	0.50%
Non-performing assets to total assets	2.02%	2.22%
Non-performing assets to total equity	24.20%	27.12%